THERMOGENESIS ANNOUNCES MANAGEMENT TRANSITION IN CONJUNCTION WITH TACTICAL REALIGNMENT OF COMPANY

MANAGEMENT TEAM AND STAFFING STREAMLINED

TO REDUCE OPERATING EXPENSES

MATTHEW PLAVAN NAMED CHIEF EXECUTIVE OFFICER

(RANCHO CORDOVA, CA), January 30, 2012—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, today announced that the Company has implemented a number of changes in corporate management responsibilities to maximize the Company's progress toward its strategic goals.

Matthew Plavan, currently Chief Financial Officer and Executive Vice President, Business Development, will become Chief Executive Officer and a member of the Board of Directors, while retaining his position as the Company’s Chief Financial Officer. Plavan has served as Chief Financial Officer since 2005 and served as Chief Operating Officer from 2008-2010.

Plavan replaces J. Melville Engle, who has retired from his position as Chairman and Chief Executive Officer.  Engle joined the Company as Chief Executive Officer in 2009 and was named Chairman of the Board in 2010. “ThermoGenesis has made important strides during Mel’s tenure, as he was instrumental in building the ThermoGenesis management team and in the expansion of the Company’s distributor network. We appreciate his contributions to the Company,” said Patrick McEnany, a member of the board of directors.

“Given the uncertain duration of today’s challenging global economy, we chose to reorganize the Company.  The board believed changes were necessary if the Company was going to achieve its short-term objectives and be positioned for long-term growth. We believe Matt’s experience, knowledge of our market and proven track record at ThermoGenesis makes him the most qualified person to lead the Company,” McEnany added.

“I appreciate the board’s confidence in me and believe our streamlined management is a strong and dedicated group of individuals that will drive the Company to success,” Plavan stated.  “Our current organization was staffed to support a faster entry of our products into new markets than we have achieved as of today, including China and India. The changes made today recalibrate the Company’s resources to our current revenues and the cadence of new market opportunities, while maintaining the strong support our growing customer base has come to expect. We believe we are now optimally positioned to grow the business and maximize shareholder value, even in these turbulent economic times,” Plavan added.

The Company indicated it has also eliminated eight additional positions. The Company will provide additional details on its new operating structure and objectives during its second quarter fiscal 2012 conference call on Thursday, February 9th.

The Company said it expects to record one-time expenses of approximately $500,000 related to the reorganization announced today in the third quarter of fiscal 2012.  The restructured operations should result in an annualized expense reduction of approximately $2 million.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•
The Res-Q® 60 BMC/PRP (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

•
The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2012, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2012.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com